Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@hawkinsinc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

weichertfr@aol.com

HAWKINS, INC. ANNOUNCES

TENTATIVE LITIGATION SETTLEMENT

Minneapolis, MN, February 19, 2004 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced that it had reached a tentative settlement of its previously announced litigation relating to its pharmaceutical business.  Under the lawsuit, the plaintiffs were seeking damages relating to claims arising from the alleged mislabeling of certain inventory purchased by the Company as part of an acquisition in May 2000.  Pursuant to the terms of the tentative settlement, the Company did not admit or deny any of the allegations of the complaint, as agreed to in the resolution of this matter.

Under the terms of the tentative settlement agreement, the uninsured portion of the payments that Hawkins would be responsible for is approximately $3.0 million (approximately $1.9 million or $0.19 per share after tax).  The settlement is subject to court approval, which is expected within the next 45 days.  Hawkins will pursue reimbursement of the settlement from third parties.

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals.  The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins is headquartered in Minneapolis, Minnesota.  The Company operates fourteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, and the ability of Hawkins to identify and successfully pursue other business opportunities.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended March 30, 2003, Forms 10-Q, and other SEC filings.